Exhibit 23.6

CONSENT OF EUROMONITOR INTERNATIONAL (SHANGHAI) CO., LTD.

Euromonitor International (Shanghai) Co., Ltd. consents to the references in the Registration Statement on Form S- 1, File No. 333-269470, of Ispire Technology Inc. to our firm and to the industry reports dated January 22, 2021 and January 12, 2022 prepared by our firm.

/s/ Ren Yue

Director, China

Euromonitor International (Shanghai) Co., Ltd.
27th Feb 2023